As filed with the Securities and Exchange Commission on August 4, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONSUMERS BANCORP, INC.

(Exact name of registrant as specified in its charter)

OHIO	34-1771400
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

614 East Lincoln Way,

P.O. Box 256, Minerva, Ohio 44657

(330) 868-7701

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ralph J. Lober, II Chief Executive Officer Consumers Bancorp, Inc. 614 East Lincoln Way Minerva, OH 44657 (330) 868-7701	With copies to: Cipriano S. Beredo, Esq. Squire, Sanders & Dempsey L.L.P. 4900 Key Tower 127 Public Square Cleveland, Ohio 44114
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☐    Accelerated filer  ☐    Non-accelerated filer  ☐    Smaller reporting company  ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value	250,000	$12.15	3,037,500	$169.49

(1)	The shares may be sold, from time to time, by the registrant, pursuant to the registrant’s Dividend Reinvestment and Stock Purchase Plan. This Registration Statement shall also cover any additional shares of common stock which become issuable under the registrant’s Dividend Reinvestment and Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of common shares.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low reported sales prices for our common stock, as reported on the Nasdaq Capital Market on July 29, 2009, which was within five business days prior to the date of filing of the Registration Statement. The proposed maximum offering price per share will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered.

PROSPECTUS

Consumers Bancorp, Inc.

Dividend Reinvestment and Stock Purchase Plan

250,000 Shares of Common Stock, no par value

Consumers Bancorp, Inc. (the “Company”) is offering existing holders of our common stock the opportunity to participate in our Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan is designed to be an economical and convenient method for existing shareholders to increase their holdings of our common stock.

If you are an existing holder of our common stock, you may elect to have all or a portion of your cash dividends automatically invested in additional shares of common stock without payment of any brokerage or service charge. Additionally, existing shareholders may elect to purchase shares of common stock with optional cash payments of $100 to $5,000 per quarter without payment of any brokerage commission or service charge.

Investing in our securities involves risks. Before buying our securities, you should read carefully the information set forth in our discussion of “Risk Factors” beginning on page 5 as well as the risk factors described in our Securities and Exchange Commission filings, including our annual report on Form 10-K.

The shares of common stock offered in this prospectus are not savings accounts, deposits, or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency and are subject to investment risk, including loss of principal.

Neither the Securities and Exchange Commission, the Office of Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 4, 2009.

ABOUT THIS PROSPECTUS

We provide a summary of the Plan in this prospectus in a question and answer format. Please read it carefully. If you own our common stock now, or if you decide to buy it in the future, then please keep this prospectus with your permanent investment records, since it contains important information about the Plan.

You should rely only on the information contained or incorporated or deemed to be incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the offered securities in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus is accurate as of any date other than the date of that document. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any document incorporated or deemed to be incorporated by reference in this prospectus since the date thereof.

ABOUT CONSUMERS BANCORP, INC.

Unless the context otherwise indicates, references in this prospectus to “we,” “us,” “our” the “Company” or “CNB” refer to Consumers Bancorp, Inc., an Ohio corporation and its wholly-owned subsidiary, Consumers National Bank.

Consumers Bancorp, Inc. is a $250 million asset bank holding company headquartered in Minerva, Ohio. Our wholly-owned subsidiary, Consumers National Bank, is a full service commercial bank involved in attracting deposits from businesses and individual customers and using such deposits to originate commercial, mortgage and consumer loans in our market area, consisting primarily of Stark, Columbiana, Carroll and contiguous counties in Ohio.

Our principal executive offices are located at 614 East Lincoln Way, Minerva, Ohio 44657, and our telephone number is (330) 868-7701. Our website address is http://www.consumersbank.com. Information included or referred to on our website is not incorporated by reference in or otherwise a part of this prospectus.

SUMMARY

The following summary description of the Dividend Reinvestment Plan is qualified by reference to the full text of the Plan which appears in this prospectus. Capitalized terms have the meanings given to them in the Plan as described beginning on page 7 and in the glossary beginning on page 20.

Purpose of the Plan	The purpose of the Plan is to provide our existing shareholders with a convenient and economical method of purchasing shares of our common stock and investing all or a specified amount of their cash dividends in additional shares of our common stock.

Source of Purchase of Shares	Shares needed for the Plan may be purchased either from the Company or in market transactions, or by a combination of both, although it is anticipated that most shares will be purchased from the Company.

Investment Options

You may choose from the following options:

Full Dividend Reinvestment: The Plan Administrator will apply all cash dividends relating to all shares registered in your name in stock certificate form and/or credited to your account toward the purchase of additional shares of common stock.

Partial Dividend Reinvestment: The Plan Administrator will apply the cash dividends on the specific number of whole shares for which you want reinvested under the Plan toward the purchase of additional shares of common stock. Dividends paid on all other shares registered in your name in stock certificate form and/or credited to your account will be paid in cash.

No Dividend Reinvestment: You will continue to receive cash dividends on shares of common stock registered in your name in the usual manner.

You may make Optional Cash Payments to invest in additional shares of our common stock, subject to quarterly minimums and maximums.

You may change your investment options at any time by requesting a new enrollment form from the Plan Administrator and returning it to the Plan Administrator. Dividends paid on all common shares acquired under and held in the Plan will be automatically reinvested in additional shares of our common stock, unless otherwise requested.

Withdrawal	You may withdraw from the Plan with respect to all or a portion of the shares held in your Plan account at any time by notifying the Plan Administrator in writing.

Optional Cash Payments	Each Optional Cash Payment is subject to a minimum per quarter purchase of $100 and a maximum per quarter purchase limit of $5,000.

Investment Date

With respect to dividend reinvestment:

The Investment Date will be (i) if shares are acquired directly from us, the dividend payment date authorized by our board of directors, or (ii) in the case of open market purchases, the date or dates of actual investment, but no later than 10 business days following the dividend payment date, or as market conditions permit.

With respect to Optional Cash Payments:

The Investment Date is generally on or about the 15th day of the last month in each quarter (March, June, September and December) or, in the case of open market purchases, such day or days between the 15th and the next 10 business days thereafter, as market conditions permit. However, the Company may establish other Investment Dates as provided in the Plan.

Market Price

Whether the shares are acquired directly from the Company or on the open market, they will be purchased for the Plan at the Market Price.

The Market Price, in the case of shares purchased directly from us, will be the average of the daily high and low sales prices of our common stock, during the ten business days immediately preceding the Investment Date.

In the case of shares purchased on the open market, the Market Price will be the weighted average price paid for all of the common stock purchased by the Plan Administrator as agent for all Participants’ within the Plan for a particular Investment Date. Brokerage commissions or fees, if any, charged in connection with the purchase of shares will be absorbed by the Company.

Expenses

The Company will pay all brokerage fees and costs associated with the administration of the Plan.

However, if you request that the Plan Administrator sell all or any portion of your shares, you must pay a nominal fee per transaction to the Plan Administrator, any related brokerage commissions, and applicable stock transfer taxes.

No Interest Pending Investment	No interest will be paid on cash dividends or Optional Cash Payments pending investment or reinvestment under the terms of the Plan.

Amount Offered	This prospectus is part of a registration statement under which we have registered 250,000 shares of common stock authorized to be issued under the Plan. Because we expect to continue the Plan indefinitely, we expect to authorize for issuance and register under the Securities Act of 1933, as amended, which we refer to as the Securities Act, additional shares from time to time as necessary for purposes of the Plan and may otherwise amend the Plan.

RISK FACTORS

Investment in our securities involves a high degree of risk. Before purchasing our securities, you should carefully consider:

•	the risks described under the heading “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K;

•

any risk factors described under the heading “Item 1A. Risk Factors” in Part II of any of our Quarterly Reports on Form 10-Q filed with the Commission subsequent to our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the Commission; and

•	the following risks described below:

Issuance of additional shares of common stock could dilute or depress the value of your shares of our common stock.

Sales of additional shares of stock, or the perception that shares may be sold, could negatively affect the market price of our stock. The issuance of additional shares also could dilute the percentage ownership interest and corresponding voting power of the prior shareholders.

Participants are subject to the risk of market fluctuations because they will not have the ability to direct the price or timing of purchases under the Plan.

You do not have control or authority to direct the price or time at which common stock is purchased or sold for Plan accounts. Therefore, you bear the market risk associated with fluctuations in the price of common stock. The Plan does not represent a change in Consumers Bancorp, Inc.’s dividend policy which will continue to depend upon earnings, financial and regulatory requirements and other factors, and which will be determined by Consumers Bancorp, Inc.’s Board of Directors from time to time.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of these risks described could materially adversely affect our business, financial condition, results of operations, or ability to make distributions to our shareholders. In such case, you could lose all or a portion of your original investment. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the risk factors referenced above and the cautionary statements referred to in “Special Note Regarding Forward-Looking Statements” immediately below.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

When used in this prospectus (including information incorporated by reference in this prospectus), the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe” or similar expressions are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control, and could cause actual results to differ materially from those described in such statements. Any such forward-looking statements are made only as of the date of this report or the respective dates of the relevant incorporated documents, as the case may be, and, except as required by law, we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Factors that could cause actual results for future periods to differ materially from those anticipated or projected include, but are not limited to:

•

regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed;

•	material unforeseen changes in the financial condition or results of Consumers National Bank’s customers;

•	changes in levels of market interest rates which could reduce anticipated or actual margins;

•	competitive pressures on product pricing and services;

•	the nature, extent, and timing of government and regulatory actions; and

•	a continued deterioration in market conditions causing debtors to be unable to meet their obligations.

The risks and uncertainties identified above are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us. Should any known or unknown risks and uncertainties develop into actual events, those developments could have material adverse effects on our business, financial condition and results of operations.

USE OF PROCEEDS

We do not know either the number of shares of common stock that will be ultimately sold pursuant to the Plan or the prices at which such shares will be sold. We will receive proceeds from the purchase of shares of common stock through the Plan only to the extent that such purchases are made directly from us and not from open market purchases by the Plan Administrator. We intend to use the net proceeds from the sale of such shares of our common stock for general corporate purposes and capital enhancement.

THE PLAN

Our board of directors adopted the Dividend Reinvestment and Stock Purchase Plan on July 8, 2009. The following series of questions and answers explains and constitutes the Plan in its entirety. Shareholders who do not participate in the Plan will receive cash dividends, as declared, and paid in the usual manner.

PURPOSE

1.	What is the purpose of the Plan?

The primary purpose of the Plan is to provide eligible holders of shares of our common stock with a convenient and economical method of increasing their investment in the Company by investing cash dividends or Optional Cash Payments, or both, in additional shares of common stock without payment of any brokerage commission or service charge.

Under the Plan, if you purchase shares directly from us, the net proceeds of the sale of those shares will be for general corporate purposes, including funding our investment activity, enhancing our capital, repaying indebtedness and funding our working capital requirements.

The Plan is intended for the benefit of our investors and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of shares of common stock. We reserve the right to monitor activity in all Plan accounts, and to modify, suspend, or terminate participation in the Plan by otherwise eligible holders of shares of common stock to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan or which adversely affect the price of the shares of common stock.

AVAILABLE OPTIONS

2.	What options are available under the Plan?

Stock Purchase Program. Each quarter, you may elect to invest Optional Cash Payments in shares of common stock, subject to a minimum per quarter purchase of $100 and a maximum per quarter purchase limit of $5,000. You may make Optional Cash Payments each quarter even if you do not reinvest dividends.

Dividend Reinvestment Program. Holders of our stock who wish to participate in the Plan, whether Record Owners or Beneficial Owners may elect to have all, a portion, or none of their cash dividends paid on their shares of our stock automatically reinvested in additional shares of common stock through the Dividend Reinvestment Program. Cash dividends are paid on our common stock, or if and when outstanding on any other class of equity that pays dividends, when and as authorized by our board of directors and declared by us, generally on a quarterly basis. Subject to the availability of shares of common stock registered for issuance under the Plan, there is generally no limitation on the amount of dividends you may reinvest under the dividend reinvestment feature of the Plan.

ADVANTAGES

3.	What are the advantages of the Plan?

The Plan provides eligible shareholders with the opportunity to make quarterly investments of Optional Cash Payments, subject to minimum and maximum amounts, for the purchase of additional shares of common stock. In addition, participation in the Plan provides you with the opportunity to automatically reinvest cash dividends paid on all or a portion of your common shares in additional shares of common stock. Full investment of funds is possible under the Plan since the Plan permits fractional shares, as well as full shares, to be credited to Participants’ accounts. Dividends on such fractional shares will also be reinvested in additional shares and credited to the Participant’s Plan account. No commission or service charge is paid by Participants in connection with purchases under the Plan.

The Plan assures safekeeping of shares credited to a Participant’s account since certificates for such shares are not issued unless requested by the Participant. Regular quarterly statements of account provide simplified recordkeeping. Statements containing year-to-date information on all Plan transactions in your account will be distributed within a reasonable time after a transaction occurs, as well as on a quarterly basis, which are designed to simplify your recordkeeping. The Plan Administrator also maintains account activity online. Shareholders may sign up for a user identification number and password online which will permit them to review their account activity at any time. Also, enrollment and withdrawal forms are available for download from the Plan Administrator’s website.

ADMINISTRATION

4.	Who administers the Plan? How do I contact them?

Registrar and Transfer Company (“R&T”), a corporation independent of and not affiliated with the Company, is the current Plan Administrator. The Plan Administrator is responsible for administering the Plan, maintaining records of account activities, issuing statements of account and performing other duties required by the Plan.

You may contact R&T by:

Telephone

You can telephone R&T toll-free within the United States and Canada by calling 800-368-5948. An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available Monday through Thursday, between the hours of 8:00 A.M. and 7:00 P.M. Eastern time, and Friday, between the hours of 8:00 A.M. and 5:00 P.M. Eastern time (except holidays).

Mail

All inquires and communications regarding the Plan should include your name, address, daytime phone number, account number and a reference to Consumers Bancorp, Inc. and should be directed to:

Registrar and Transfer Company

Attention: Dividend Reinvestment Department

P. O. Box 664

Cranford, New Jersey 07016-3572

www.rtco.com

The Plan Administrator or the Company may terminate or suspend the Plan at any time by written notice to Participants. The Plan Administrator may amend the Terms and Conditions of the Plan, with the concurrence of the Company, at any time by mailing an appropriate notice to Participants at least 30 days prior to the effective date of the amendment (see Question 35). See Question 34 for additional information regarding the responsibilities of the Plan Administrator.

PARTICIPATION

5.	Who is eligible to participate?

A Record Owner (which means a shareholder who owns shares of our stock in his or her own name) or a Beneficial Owner (which means a shareholder who beneficially owns shares of our stock that are registered in a name other than his or her own name, for example, in the name of a broker, bank, or other nominee) may participate in the Plan. A Record Owner may participate directly in the Plan. A Beneficial Owner must either become a Record Owner by having one or more shares transferred into his or her own name or coordinating with his or her broker, bank, or other nominee to participate in the Plan on his or her behalf. A broker, bank, or other nominee acting on behalf of a Beneficial Owner must have a separate account for each Beneficial Owner who is a Participant in the Plan and for whom it acts as the broker, bank, or other nominee.

6.	How do I enroll in the Plan if I am already a Consumers Bancorp, Inc. shareholder?

A holder of record of the Company’s common shares may join the Plan at any time by completing and returning an enrollment form. All Plan materials, including enrollment forms, as well as other plan forms and this prospectus, are available through the Plan Administrator as indicated in the answer to Question 4 above.

You will become a participant after a properly completed enrollment form has been received and accepted by the administrator.

7.	I already own shares, but they are held by my bank or broker and registered in “street name.” How can I participate in the Plan?

If you are the Beneficial Owner of common stock registered in “street name” (for example, in the name of a bank, broker or trustee), you may participate in the Plan by either: (1) transferring those securities into your own name and depositing those shares of common stock into the Plan for safekeeping and/or electing to reinvest cash dividend payments on those shares in common stock; or (2) making arrangements with your Record Owner (for example, your bank, broker or trustee, who will become the participant) to participate in the Plan on your behalf.

8.	Are there fees associated with participation in the Plan?

We will pay all fees generally associated with reinvestment through the Plan. If you decide to sell any or all of the shares or otherwise terminate your Plan account, however, you will be responsible for the fees. The following is a list of all fees applicable to participants in the Plan:

Sale of Shares (Full or Partial): $15.00 per sale

Certificate Issuance: $10.00 per withdrawal

Deposit of Certificates (Safekeeping): $5.00 per deposit

Gift or Transfer of Shares: $5.00 per transfer request

Returned Check for Insufficient Funds: $25.00 per check

Duplicate Statements:

•	Current Year $5.00 per request

•	Prior Year(s) $10.00 per request

9.	What are the dividend payment options?

You may select from the following dividend options:

•

Full Dividend Reinvestment: You may elect to reinvest all of your cash dividends by designating your election on your enrollment form. Dividends paid on all shares registered in your name in stock certificate form and/or credited to your account will be reinvested under the Plan in additional shares of common stock.

•

Partial Dividend Reinvestment: You may elect to receive part of your dividends in cash by designating your election on your enrollment form. If you elect partial dividend reinvestment, you must specify the number of whole shares for which you want reinvested under the Plan in additional shares of common stock. Dividends paid on all other shares registered in your name in stock certificate form and/or credited to your account will be paid in cash.

•

No Dividend Reinvestment: You may elect to receive all of your dividends in cash by designating your election on your enrollment form. Dividends paid in cash will be sent to you in the manner in which you choose by either check or direct deposit.

Automatic reinvestment of your dividends does not relieve you of liability for income taxes that may be owed on your dividends. Dividends paid on shares credited to your account will be included in information provided both to you and the Internal Revenue Service, or IRS. You will be treated, for federal income tax purposes, as having received a dividend on the related date of purchase of shares of common stock under the Plan, which may give rise to a tax payment obligation without providing you with immediate cash to pay such tax when it becomes due. See Question 43 “What are the federal income tax consequences of participation in the Plan?”

R&T will begin to reinvest your dividends automatically on the next dividend payment date after R&T receives your fully completed enrollment form. If your completed enrollment form arrives after the record date, reinvestment may not begin until the following dividend.

10.	How do I make an additional investment?

You may make optional cash investments by choosing any of the following options:

•

Check Investment. You may make optional cash investments in the Company’s common stock by sending a check to the Plan Administrator for the purchase of additional shares. The check must be made payable to “Registrar and Transfer Company” drawn on a U.S. bank and payable in U.S. dollars. Reference “Consumers Bancorp, Inc.” in the memo section of your check. All checks should be sent to R&T, at the address provided in Question 4. Cash, money orders, traveler’s checks and third party checks will not be accepted.

•

Automatic Investment from a Bank Account. You may elect to have funds automatically withdrawn every quarter from your checking or savings account by electronic funds transfer at a qualified U.S. financial institution. You may elect the automatic cash withdrawal option by completing and returning an automatic deduction enrollment form, along with a voided blank check or a checking or savings account deposit slip. Please allow 4 to 6 weeks for the first investment to be initiated. Once automatic deductions begin, funds will be withdrawn from your bank account on the 10th day of the last month in each quarter (March, June, September and December), or the next business day if that day is not a business day.

Once initiated, automatic quarterly deductions will continue at the level you set until you change your instruction by notifying R&T. You may change the amount of money or terminate the automatic quarterly withdrawal of funds by completing and submitting a new automatic deduction enrollment form. To be effective for a particular quarter, R&T must receive your request at least seven business days prior to the applicable debit date. These forms are available for download from R&T’s website at www.rtco.com.

See Question 15 for information regarding Investment Dates.

11.	What are the minimum and maximum amounts for optional cash investments?

If you are a current shareholder, or if you wish to become a shareholder, you may make optional cash investments by check or automatic deduction from a U.S. bank account subject to a minimum investment of $100 per quarter, and up to a maximum of $5,000 per quarter. We may adjust all minimum and maximum plan investment amounts at our discretion from time to time after notification to all participants.

12.	When may an eligible shareholder join the Plan?

A Record Owner or a Beneficial Owner may join the Plan at any time. Once in the Plan, you remain in the Plan until you withdraw, we or the Plan Administrator terminate your participation or we terminate the Plan.

13.	When will dividends and Optional Cash Payments be invested?

When shares are purchased from us, the Plan Administrator will make those purchases on the Investment Date in each quarter. The Investment Date will generally be the dividend payment date for dividends and, generally, the 15th day of last month in each quarter (March, June, September and December) for Optional Cash Payments, unless such date is not a business day in which case it is the 1st business day immediately thereafter, or, in the case of open market purchases, typically some day or days between the 15th and the next 10 business days thereafter, as market conditions permit. For Optional Cash Payments, we may designate other Investment Dates for any quarter, at our sole discretion.

When the Plan Administrator makes open market purchases, those purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market; or in negotiated transactions, and may be subject to such terms with respect to price, delivery, and other matters as agreed to by the Plan Administrator. Neither we nor you will have any authorization or power to direct the time or price at which the Plan Administrator purchases shares or the selection of the broker or dealer through or from whom the Plan Administrator makes purchases. However, when the Plan Administrator makes open market purchases with Optional Cash Payments, the Plan Administrator is required to use its reasonable best efforts to purchase the shares at the lowest possible price while meeting the time requirements. If, despite using its best efforts, the Plan Administrator is unable to make sufficient open market purchases to invest dividends and/or fill share purchase orders by the last trading day of the applicable quarter in which the Investment Date was to occur, and we are unable (for any reason in our sole discretion) to use authorized but unissued shares reserved under the Plan to complete such dividend reinvestment and/or share purchase orders, the Plan Administrator will return any Optional Cash Payments for which purchases have not been filled and remit cash (with respect to uninvested dividends) to the shareholders who otherwise would have received shares. In determining which shareholders shall have priority with respect to dividend investments and/or share purchase orders, we may base such determinations on any factors we deem reasonable (including length of participation in the Plan).

If the Plan Administrator receives the enrollment form at least two days before the Record Date for a dividend payment, the election to reinvest dividends will begin with that dividend payment. If the Plan Administrator receives the enrollment form less than two days before any such Record Date, reinvestment of dividends will begin on the dividend payment date following the next Record Date if you are still a shareholder of record. The Plan Administrator will allocate shares and credit shares, computed to four decimal places, to your account as follows: (1) shares purchased from us will be allocated and credited as of the appropriate Investment Date; and (2) shares purchased in open market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of shares to be purchased on behalf of all Participants with dividends to be reinvested or Optional Cash Payments, as the case may be, during the quarter.

No interest will be paid on cash dividends pending investment or reinvestment under the terms of the Plan. Since no interest is paid on cash held by the Plan Administrator, it normally will be in your best interest to defer Optional Cash Payments until shortly before commencement of the Pricing Period.

PURCHASES AND PRICES OF SHARES

14.	What will be the price to Participants of shares purchased under the Plan?

With respect to both reinvested dividends and Optional Cash Payments and whether the shares are acquired directly from us or on the open market, they will be purchased for the Plan at the Market Price, as defined below.

The Market Price, in the case of shares purchased directly from us, will be the average of the daily high and low sales prices of our common stock, during the ten business days immediately preceding the Investment Date.

In the case of shares purchased on the open market, the Market Price will be the weighted average price paid for all of the common stock purchased by the Plan Administrator as agent for all Participants with the proceeds of reinvested cash dividends and Optional Cash Payments with respect to a particular Investment Date. Neither we nor you will have any authorization or power to direct the time or price at which the Plan Administrator purchases shares or the selection of the broker or dealer through or from whom the Plan Administrator makes the purchases. However, when open market purchases are made by the Plan Administrator, the Plan Administrator is required to use its best efforts to purchase the shares at the lowest possible price. Brokerage commissions or fees, if any, charged in connection with the purchase of shares will be absorbed by the Company.

15.	What are the Record Dates and Investment Dates for Dividend Reinvestment?

The Record Date is the date set by our board of directors for determination of the ownership of the common stock entitled to payment of a dividend on the dividend payment date. Likewise, the dividend payment date authorized by our board of directors constitutes the Investment Date applicable to the reinvestment of that dividend with respect to shares of common stock acquired directly from us. The Investment Date with respect to shares of common stock that the Plan Administrator purchases in open market transactions will typically be some day or days between the Investment Date and the next 10 business days thereafter, as market conditions permit. Dividends will be reinvested on the Investment Date using the applicable Market Price.

16.	How will the number of shares purchased for you be determined?

Your Plan account will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount to be invested on your behalf divided by the purchase price per share. The total amount to be invested will depend on the amount of any dividends paid on the number of shares of common stock that you own on the applicable Record Date and shares of common stock credited to your Plan account and available for investment on the related Investment Date. Subject to the availability of shares of common stock registered for issuance under the Plan, there is no limit to the number of shares available for issuance pursuant to the reinvestment of dividends.

17.	What is the source of shares of common stock purchased under the Plan?

Shares of common stock credited to your Plan account will be purchased either directly from us, in which event such shares will be either be treasury stock or authorized but unissued shares, or on the open market or privately negotiated transactions, or by a combination of the foregoing, at our option, after a review of current market conditions and our current and projected capital needs. However, it is anticipated that most shares for the Plan will be purchased from the Company.

18.	How does the Optional Cash Payment feature of the Plan work?

All Record Owners who have timely submitted properly completed enrollment forms indicating their intention to participate in the Optional Cash Payment feature, are eligible to make Optional Cash Payments during any quarter, whether or not a dividend is declared. The Plan Administrator will apply any Optional

Cash Payment received from you no later than one business day before commencement of that quarter’s Pricing Period to the purchase of additional shares of common stock for your account on the following Investment Date and will enroll all, a portion or none of such shares in the Dividend Reinvestment program as directed on the enrollment form. You are not obligated to participate in the Optional Cash Payment feature of the Plan. Optional Cash Payments need not be in the same amount each quarter.

19.	What limitations apply to Optional Cash Payments?

Each Optional Cash Payment is subject to a minimum per quarter purchase of $100 and a maximum per quarter purchase limit of $5,000. For purposes of these limitations, all Plan accounts under your common control or management (which will be determined at our sole discretion) will be aggregated. Generally, Optional Cash Payments of less than $100 and that portion of any Optional Cash Payment which exceeds the maximum quarterly purchase limit of $5,000, will be returned to you without interest at the end of the relevant Pricing Period.

You may make Optional Cash Payments of up to $5,000 each quarter, subject to our right to modify, suspend, or terminate participation in the Plan by otherwise eligible holders of shares of common stock to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan or which adversely affect the price of the shares of common stock.

20.	What are the Due Dates and Investment Dates for Optional Cash Payments?

Optional cash payments will be invested on the related Investment Date. The Optional Cash Payment Due Date is one business day before commencement of the related Pricing Period and the Investment Date is generally on or about the 15th day of last month in each quarter (March, June, September and December) or, in the case of open market purchases, the Investment Date will be such day or days between the 15th and the next 10 business days thereafter, as market conditions permit. We may provide for more than one Optional Cash Payment per quarter, at our sole discretion. See Question 13 for additional information regarding the potential return of requested investments if the Plan Administrator is unable, despite its best efforts, to fill share purchase orders from open market purchases.

Optional Cash Payments that the Plan Administrator timely receives will be applied to the purchase of shares of common stock on the Investment Dates which relate to the related Pricing Period. No interest will be paid by us or the Plan Administrator on Optional Cash Payments held pending investment. Generally, Optional Cash Payments not timely received will be returned to you without interest at the end of the Pricing Period; you may resubmit those Optional Cash Payments before commencement of the next or a later Pricing Period.

21.	When must the Plan Administrator receive Optional Cash Payments?

Each quarter the Plan Administrator will apply any Optional Cash Payment for which good funds are timely received to the purchase of shares of common stock for your account during the next Pricing Period. For funds to be invested during the next Pricing Period, the Plan Administrator must have received a check or ACH transfer by the end of the business day immediately preceding the first trading day of the ensuing Pricing Period and that check or ACH transfer must have cleared on or before the first Investment Date in such Pricing Period. Checks are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks should be made payable to “Registrar and Transfer Company” (please reference “Consumers Bancorp, Inc.” in the memo section of your check) and submitted together with, initially, the enrollment form or, subsequently, the form for additional investments attached to your statements. Checks returned for any reason will not be resubmitted for collection.

You can automatically invest a specified quarterly amount (not less than $100 and not more than $5,000 per quarter) deducted directly from your U.S. bank account by completing the automatic quarterly deduction section on the enrollment form and returning it to the Plan Administrator. Funds will be transferred from your bank account on the 10th day of the last month in each quarter (March, June, September and December). You can change or stop automatic quarterly investments by completing and returning a new automatic quarterly deduction section on the enrollment form or by sending written notification to the Plan Administrator. The Plan Administrator must receive your instructions and authorization ten business days prior to the quarterly Optional Cash Payment Due Date.

No interest will be paid by us or the Plan Administrator on Optional Cash Payments held pending investment. Since no interest is paid on cash held by the Plan Administrator, it normally will be in your best interest to defer Optional Cash Payments until shortly before commencement of the Pricing Period.

For payments to be invested on the Investment Date, in addition to the receipt of good funds by the Optional Cash Payment Due Dates, the Plan Administrator must be in receipt of an enrollment form or a broker and nominee form, as appropriate, as of the same date.

22.	May Optional Cash Payments be returned?

Yes. Upon written request to the Plan Administrator received at least five business days before the commencement of the relevant Pricing Period for the Investment Date with respect to which Optional Cash Payments have been delivered to the Plan Administrator, such Optional Cash Payments will be returned to you as soon as practicable. Requests received less than five business days before such date will not be returned but instead will be invested on the next related Investment Date. Also, each Optional Cash Payment, to the extent that it does not either conform to the limitations, or clear within the time limits, will be subject to return to you as soon as practicable. See Question 13 for additional information regarding the potential return of requested investments if the Plan Administrator is unable, despite its best efforts, to fill share purchase orders from open market purchases.

23.	Are there any expenses to you in connection with your participation under the Plan?

You will incur no brokerage commissions or service charges in connection with the reinvestment of dividends under the Plan. We will pay all other costs of administration of the Plan. However, should you request that the Plan Administrator sell all or any portion of your shares you may pay a nominal fee per transaction to the Plan Administrator, any related brokerage commissions, and applicable stock transfer taxes. You will be responsible for certain miscellaneous fees (such as requests for duplicate statements, returned, checks, and the like). These fees are described in Question 8.

DIVIDENDS ON FRACTIONS

24.	Will you be credited with dividends on fractions of shares?

Yes, fractional shares are computed to four decimal places and dividends are rounded to the nearest penny.

CERTIFICATES FOR COMMON SHARES

25.	Will certificates be issued for shares purchased?

No. Shares of common stock purchased for you will be held in the name of the Plan Administrator or its nominee. No certificates will be issued to you for shares in the Plan unless you submit a written request to the Plan Administrator or until participation in the Plan is terminated. At any time, you may request that the Plan Administrator send you a certificate for some or all of the whole shares credited to your account. You should mail this request to the Plan Administrator at the address set forth in the answer to Question 4. Any remaining whole shares and any fractions of shares will remain credited to your Plan account. Certificates for fractional shares will not be issued under any circumstances.

26.	In whose name will certificates be registered when issued?

Your Plan account is maintained in the name registered at the time of your enrollment in the Plan. Share certificates for whole shares purchased under the Plan will be similarly registered when issued upon your request. If you are a Beneficial Owner, you should place the request through your banker, broker, or other nominee. If you wish to pledge shares credited to your Plan account, you must first withdraw those shares from the Plan account. If you wish to withdraw your shares and have any or all of the full shares held in their Plan account issued and delivered to you in physical form, you may do so by sending a written instruction to the Plan Administrator at the address set forth in Question 4. Registration of withdrawn shares in a name other than yours will require the guaranty of your signature.

SALES AND TRANSFERS

27.	How may I sell shares I hold through the Plan?

You can sell some or all of the shares held in your Plan account by completing and submitting the tear-off portion of the account statement to R&T. R&T will cause your shares to be sold on the open market within five business days of receipt of your request. R&T may combine your shares to be sold with those of other Plan participants selling shares at the same time. The sales price per share will be the weighted average price per share received by R&T for all sales made on that day (and any succeeding days necessary to complete the sale order). Once sold, R&T will send you the proceeds, less the service fees set forth in Question 8 and applicable commission fees. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled. R&T reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than R&T, will select the broker(s) or dealer(s) through or from whom sales are to be made.

You should be aware that the price of our common stock may rise or fall during the period between a request for sale, its receipt by R&T and the ultimate sale on the open market. Instructions sent to R&T to sell shares are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker of your own choosing and sell them through that broker.

Signature Guarantees

If your sale request will involve amounts of $10,000 or more, your sale request must include a signature that is “Medallion Guaranteed” by a financial institution. Most banks and brokers participate in the Medallion Guarantee Program. The Medallion Guarantee Program ensures that the individual signing is in fact the owner of the shares to be transferred. A notary is not sufficient.

28.	Can I transfer shares that I hold in the Plan to someone else?

Yes. You may transfer ownership of some or all of your shares held through the Plan. You may call R&T at 800-866-1340 for complete transfer instructions or go to www.rtco.com to download the appropriate materials. You will be asked to send R&T written transfer instructions and your signature must be “Medallion Guaranteed” by a financial institution. Most banks and brokers participate in the Medallion Guarantee Program. The Medallion Guarantee Program ensures that the individual signing is in fact the owner of the shares to be transferred. A notary is not sufficient. You may transfer shares to new or existing Consumers Bancorp, Inc. shareholders. You may not transfer fractional shares.

MODIFICATIONS OR CLOSURE OF PLAN ACCOUNT

29.	How may I modify or close my Plan account?

•

Changing Dividend Options: You may change dividend options by telephone, or by submitting a new election to the Plan Administrator. To be effective for a specific dividend, R&T must receive any change before or on the record date for such dividend.

•

Stopping Dividend Reinvestment. You may stop reinvestment of cash dividends at any time by telephone or by sending instructions to the Plan Administrator. If the Plan Administrator receives your request to stop dividend reinvestment not later than three days prior to the payment date for a dividend, then the dividend will be paid in cash on the next Investment Date. If the request to stop dividend reinvestment is received less than three days prior to the payment date for a dividend, then the dividend will be reinvested under the Plan on the next Investment Date. After processing your request to stop dividend reinvestment, any shares credited to your account under the Plan will continue to be held in book entry form. Dividends on any shares held in book entry form, and on any shares you hold in stock certificate form, will be paid in cash by check or direct deposit.

•	Closing your Plan account. You may close your Plan account by:

(a)	Requesting that R&T issue a stock certificate for all of your whole shares and a check for the value of any fractional share. See Question 25 for additional information on requesting a stock certificate; or

(b)	Requesting that R&T sell the shares held in your Plan account on the open market and remit to you a check for the proceeds for all full and fractional shares, less applicable service and processing fees. See Question 27 for additional information on sales.

30.	I’ve just moved. How can I request a change of address or update other personal data?

It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please call R&T at 800-368-5948 or write to them at the address provided in Question 4. Shares of common stock credited to your Plan account are subject to escheat to the state in which you reside in the event that such shares are deemed, under such state’s laws, to have been abandoned by you. You, therefore, should notify the Plan Administrator promptly in writing of any change of address.

AUTOMATIC TERMINATION OF PLAN

31.	Are there any automatic termination provisions?

Yes. Participation in the Plan will be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetence of a Participant, together with satisfactory supporting documentation of the appointment of a legal representative, at least five business days before the next Record Date. In the event written notice of death or adjudicated incompetence and such supporting documentation is received by the Plan Administrator less than five business days before the next Record Date, shares will be purchased for the Participant with the related cash dividend and participation in the Plan will not terminate until after such dividend has been reinvested.

Thereafter, no additional purchase of shares will be made for the Participant’s account and the Participant’s shares and any cash dividends paid thereon will be forwarded to the Participant’s legal representative. Further, participation in the Plan may be terminated if all whole shares have been disbursed from your shareholder account and your Plan account, leaving only a fraction of a share.

We reserve the right to monitor activity in all Plan accounts, and to modify, suspend, or terminate participation in the Plan by otherwise eligible holders of shares of common stock to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan, including investment limits per account, or which adversely affect the price of the shares of common stock.

OTHER INFORMATION

32.	What happens if we declare a stock dividend or a stock split?

Any dividend payable in shares and any additional shares distributed by us in connection with a share split in respect of shares credited to your Plan account will be added to that account. Share dividends or split shares which are attributable to shares registered in your own name and not in your Plan account will be mailed directly to you as in the case of shareholders not participating in the Plan.

33.	How will shares held by the Plan Administrator be voted at meetings of shareholders?

If you are a Record Owner, you will receive a proxy card covering both directly held shares and shares held in the Plan. If you are a Beneficial Owner, you will receive a proxy covering shares held in the Plan through your broker, bank, or other nominee. If a proxy is returned properly signed and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of your shares will be voted in accordance with recommendations of our board of directors, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed or improperly completed, shares registered in your name may be voted only by you in person; neither we nor the Plan Administrator will vote such shares.

34.	What are our responsibilities and the Plan Administrator’s responsibilities under the Plan?

We and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a Participant’s account upon his or her death, with respect to the prices at which shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits our liability with respect to alleged violations of federal securities laws. We and the Plan Administrator will be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

35.	May the Plan be changed or discontinued?

Yes. We may suspend, terminate, or amend the Plan at any time. Notice will be sent to all current Plan Participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by us.

36.	Who should be contacted with questions about the Plan?

All correspondence regarding the Plan should be directed to the Plan Administrator at the address set forth in Question 4. Please mention Consumers Bancorp, Inc. and this Plan in all correspondence.

37.	How is the Plan interpreted?

Any question of interpretation arising under the Plan will be determined by us and any such determination will be final. We may adopt additional terms and conditions of the Plan and its operation will be governed by the laws of the State of Ohio.

38.	What reports will I receive?

Easy to read statements of your calendar year-to-date account activity will be sent to you promptly after the settlement of each transaction, which will simplify your record keeping. Each statement will show the amount invested, the purchase or sale price, the number of shares purchased or sold and the applicable service fees, as well as any activity associated with share deposits, transfers or withdrawals. These statements are a record of your Plan account activity and identify your cumulative share position. Please notify R&T promptly if your address changes. In addition, you will receive copies of the same communications sent to all other holders of our common stock, such as our annual reports and proxy statements. You will also receive any Internal Revenue Service information returns, if required. If you prefer, and if such materials are available online, you may consent to receive communications from us electronically over the Internet. Instead of receiving materials by mail, you will receive an electronic notice to the e-mail address of record, notifying you of the availability of our materials and instructing you on how to view and act on them. In addition, you can review your current account status, Plan options and transaction history online at any time at www.rtco.com. Please retain all transaction statements for tax purposes as there may be a fee for reconstructing past history.

39.	Will dividends continue to be paid while the Plan is in effect?

Our board of directors has the ultimate discretion over our dividend policies, subject to statutory and regulatory requirements. While we expect to continue paying distributions to our shareholders, the amount and timing of these distributions may be changed, or the payment of dividends terminated, at any time without notice.

40.	What are some of your responsibilities under the Plan?

Shares of common stock credited to your Plan account are subject to escheat to the state in which you reside in the event that such shares are deemed, under such state’s laws, to have been abandoned by you. You, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to you will be addressed to you at the last address of record that you provide to the Plan Administrator.

You will have no right to draw checks or drafts against your Plan account or to instruct the Plan Administrator with respect to any shares of common stock or cash held by the Plan Administrator except as expressly provided in the Plan.

41.	How are payments with “insufficient funds” handled?

In the event that any check or other deposit is returned unpaid for any reason or your predesignated bank account does not have sufficient funds for an automatic debit, R&T will consider the request for investment of that purchase null and void. R&T will immediately remove from your account any shares already purchased in anticipation of receiving those funds and will sell such shares. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, R&T may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a charge for any check or other deposit that is returned unpaid by your bank. We refer you to Question 8 for a list of the current returned check fees. This fee will be collected by R&T through the sale of the number of shares from your Plan account necessary to satisfy the fee.

42.	Am I protected against losses?

Your investment in the Plan is no different from any investment in shares held by you. If you choose to participate in the Plan, then you should recognize that none of us, our subsidiary and affiliates, nor the Plan Administrator can assure you of a profit or protect you against loss on the shares that you purchase under the Plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all your shares. You need to make your own independent investment and participation decisions consistent with your situation and needs. None of us, our subsidiary and affiliates, nor the Plan Administrator can guarantee liquidity in the markets, and the value and marketability of your shares may be adversely affected by market conditions.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the FDIC or any government agency.

FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

43.	What are the federal income tax consequences of participation in the Plan?

The following summarizes certain federal income tax considerations to current shareholders who participate in the Plan.

The following summary is based upon an interpretation of current federal tax law. It is important that you consult your own tax advisors to determine particular tax consequences, including state income tax (and non-income tax, such as stock transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and the subsequent disposition of shares of common stock acquired pursuant to the Plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

Dividend Reinvestment Program

Participants in the Dividend Reinvestment program under the Plan will be treated for federal income tax purposes as having received a distribution in an amount equal to the fair market value on the Investment Date of the shares acquired with reinvested dividends paid on your behalf. Such shares will have a tax basis equal to the same amount, and the holding period for such shares will begin on the day following the Investment Date.

For federal income tax purposes, the fair market value of shares acquired under the Plan will likely be treated as equal to 100% of the average of the high and low sale prices of shares on the related Investment Date. Such average sales price on that specific date may vary from the market price determined under the Plan for such shares.

Such distribution will be taxable as ordinary income to the extent of our current or accumulated earnings and profits and generally won’t be eligible for the reduced rates on dividends paid from previously taxed earnings. To the extent the distribution is in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in your shares, and the distribution in excess of your tax basis will be taxable as gain realized from the sale of your shares.

Stock Purchase Program

Shares acquired under the Stock Purchase program under the Plan will have a tax basis equal to the amount of the payment plus the dividend income, if any, recognized as a result. Your holding period for shares of common stock acquired pursuant to the Plan will begin on the day following the Investment Date. In addition, in the case of shares purchased on the open market with reinvested dividends or optional cash contributions, the amount of any brokerage commissions paid on your behalf by CNB will be treated as distribution subject to income tax in the same manner as dividends.

You will not realize any taxable income upon receipt of certificates for whole shares of common stock credited to your account, either upon your request for certain of those shares of common stock or upon your termination of participation in the Plan. You will recognize gain or loss upon the sale or exchange of shares of common stock acquired under the Plan. You will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to your account. The amount of any such gain or loss will be the difference between the amount that you received for the shares of common stock or fractional share equivalent and the tax basis thereof.

44.	How are income tax withholding provisions applied to you?

If you fail to provide certain federal income tax certifications in the manner required by law, distributions on shares of common stock, proceeds from the sale of fractional shares and proceeds from the sale of shares of common stock held for your account will be subject to federal income tax backup withholding imposed at the fourth lowest tax rate applicable to unmarried individuals, or such other rate as is then in effect. If withholding is required for any reason, the appropriate amount of tax will be withheld before investment or payment. Certain shareholders (including most corporations) are, however, exempt from the above withholding requirements.

If you are a foreign shareholder you need to provide the required federal income certifications to establish your status as a foreign shareholder so that the foregoing backup withholding does not to apply to you. You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. Generally, distributions to a foreign shareholder are subject to federal income tax withholding at 30% (or a lower treaty rate if applicable), but may be as much as 35% for certain types of income. Certain distributions or portion of a distribution to a foreign shareholder may still be subject to federal income tax withholding even when the distribution or that portion of the distribution is not treated as dividend under federal income tax laws. If you are a foreign shareholder whose distributions are subject to federal income tax withholding, the appropriate amount will be withheld and the balance will be credited to your account to purchase shares of common stock.

GLOSSARY

“Beneficial Owners” are shareholders who beneficially own shares of our stock that are registered in a name other than their own (for example, in the name of a bank, broker, or other nominee).

“Commission” means the Securities and Exchange Commission.

“Common Stock” means Consumers Bancorp, Inc.’s common stock, no par value.

“Company Stock” or “Company’s Stock” means Consumers Bancorp, Inc.’s common stock and any other classes of equity securities outstanding from time to time, collectively.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Investment Date” means, with respect to common stock acquired pursuant to a dividend reinvestment, in the case of shares acquired directly from us, the dividend payment date authorized by our board of directors or, in the case of open market purchases, some day or days generally between the 15th day of the last month of a quarter (March, June, September and December) and the next 10 business days thereafter, as market conditions permit.

“Market Price” means, with respect to reinvested dividends and Optional Cash Payments for shares acquired directly from us, the average daily high and low sales prices of our common stock, during the ten business days immediately preceding the Investment Date. With respect to reinvested dividends and Optional Cash Payments for shares to be acquired on the open market, Market Price means the weighted average of the actual prices paid, for all of the common stock purchased by the Plan Administrator with all Participants’ reinvested dividends and Optional Cash Payments for a particular Investment Date.

“Participant” means a record owner of our common stock, the beneficial owner of our common stock whose bank, broker or other nominee participates on the beneficial owner’s behalf.

“Plan” means the Consumers Bancorp, Inc. Direct Stock Purchase and Dividend Reinvestment Plan.

“Plan Administrator” means a plan administrator that administers the Plan, keeps records, sends statements of account to each Participant, and performs other duties related to the Plan. Registrar and Transfer Company currently serves as plan administrator of the Plan.

“Plan Shares” are all shares of common stock held in a Participant’s account under the Plan, including all whole and fractional shares credited to a Participant’s Plan account as the result of reinvestment of dividends on shares of our common stock enrolled in the Dividend Reinvestment Program.

“Pricing Period” is the period generally encompassing the 10 days preceding the relevant dividend reinvestment Investment Date.

“Record Date” means, with respect to reinvestments of dividends, the date set by our board of directors for determination of the ownership of the common stock entitled to payment of such dividends.

“Record Owner” refers to shareholders who own shares of our common stock in their own names.

“Securities Act” means the Securities Act of 1933, as amended.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases common stock in open market transactions, the common stock acquired under the Plan will be sold directly by us through the Plan. We may sell common stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares may be resold in market transactions (including coverage of short positions) on any national security exchange on which shares of common stock trade or in privately negotiated transactions. Our common stock is currently listed on the over-the-counter (OTC) Bulletin Board®.

Subject to the availability of shares of common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends.

We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of common stock under the Plan. Upon withdrawal by a Participant from the Plan by the sale of common stock held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), any related brokerage commissions and any applicable transfer taxes.

Common stock may not be available under the Plan in all jurisdictions. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LEGAL MATTERS

Certain legal matters in connection with the shares of our common stock offered hereby will be passed upon for us by Squire, Sanders & Dempsey LLP.

EXPERTS

Crowe Horwath LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2008, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Crowe Horwath LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any materials we have filed with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information concerning issuers that file electronically with the Commission, including us. We also maintain an Internet site at www.consumersbancorp.com that contains information concerning us. The information contained or referred to on our website is not incorporated by reference in this prospectus and is not a part of this prospectus.

We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933 to register the securities being offered in this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information regarding us and our securities, please refer to the registration statement and the documents filed or incorporated by reference as exhibits to the registration statement. You may obtain the registration statement and its exhibits from the Commission as indicated above or from us. Statements contained in this prospectus as to the contents of any contract or other document that is filed or incorporated by reference as an exhibit to the registration statement may not contain all the information that is important to you. We therefore refer you to the full text of the contract or other document filed or incorporated by reference as an exhibit to the registration statement.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this prospectus at no cost to the requester. Requests for such documents should be directed to Consumers Bancorp, Inc., Attn: Corporate Secretary, 614 East Lincoln Way, Minerva, Ohio 44657, Telephone: (330) 868-7701.

Incorporation of Certain Information by Reference

The Securities and Exchange Commission allows us to “incorporate by reference” in this prospectus other information. This means we disclose important information to you by referring you to those documents. Specifically, we incorporate the following documents by reference in this registration statement:

(a) Consumers Bancorp, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, filed with the Commission on September 15, 2008;

(b) Consumers Bancorp, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the Commission on May 15, 2009;

(c) Consumers Bancorp, Inc.’s Current Reports on Form 8-K, filed with the Commission on September 22, 2008 and July 20, 2009; and

(d) The description of Consumers Bancorp, Inc.’s common stock that appears in the prospectus filed with the Securities and Exchange Commission on June 7, 1994 which forms a part of Consumers Bancorp, Inc.’s Registration Statement No. 33-79130 on Form S-4.

We also incorporate by reference in this prospectus additional documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Act of 1934 after the date of this prospectus, and prior to our filing a post-effective amendment which indicates that all common stock offered under the plan has been sold or which deregisters any common stock remaining unsold. Additional documents that we incorporate by reference into this prospectus are deemed a part of this prospectus from the date of filing the documents.

Documents incorporated by reference are available without charge to each participant in the plan who requests a copy of any or all of the documents. In addition, you may obtain all documentation relating to the plan that is required to be delivered to participants pursuant to the rules adopted under the Securities Act of 1933 from Consumers Bancorp, Inc. Requests for copies should be addressed to:

Consumers Bancorp, Inc., Attention: Corporate Secretary, 614 East Lincoln Way, Minerva, Ohio 44657, (330) 868-7701.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be borne by the registrant in connection with the offering described in this registration statement. All such expenses other than the Securities and Exchange Commission registration fee are estimates.

Securities and Exchange Commission registration fee	$169.49
Accounting fees and expenses*	$5,000.00
Legal fees and expenses*	$10,000.00
Printing and engraving costs*	$1,500.00
Plan Administrator’s Fees and Expenses	$850.00
TOTAL	$17,519.49

*	Estimated pursuant to instruction to Rule 511 of Regulation S-K.

Item 15.	Indemnification of Directors and Officers.

The Second Amended and Restated Regulations of Consumers Bancorp, Inc. provide that CNB may indemnify or obligate itself to indemnify its officers and directors for their actions to the fullest extent permitted under Ohio law. Article Four of CNB’s Articles of Incorporation provides that CNB may indemnify or reimburse any person for reasonable expenses actually incurred in connection with any action, suit, or proceeding, whether civil or criminal, to which such person is made a party by reason of his or her position as a director, trustee, officer, employee, or agent of CNB, or by reason of such person serving, at the request of CNB, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise.

CNB’s directors and officers are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933 that might be incurred by them in such capacities.

Item 16.	Exhibits.

Exhibit Number	Description of Document

4	Form of Certificate of Common Shares. Reference is made to Form 10-KSB of the Corporation filed September 26, 2002, which is incorporated herein by reference.

5	Opinion of Squire, Sanders & Dempsey L.L.P.

23.1	Consent of Crowe Horwath LLP

99.1	Consumers Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan

99.2	Form of Enrollment Form

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minerva, State of Ohio, on this 4th day of August 2009.

CONSUMERS BANCORP, INC.

By:	/s/ RALPH J. LOBER, II
President and Chief Executive Officer

By:	/s/ RENEE K. WOOD
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the date indicated.

Signature	Date

/s/ LAURIE L. MCCLELLAN Laurie L. McClellan Chairman of the Board of Directors	August 4, 2009

/s/ JOHN P. FUREY John P. Furey Director	August 4, 2009

James V. Hanna Director	August 4, 2009

David W. Johnson Director	August 4, 2009

/s/ JAMES R. KIKO, SR. James R. Kiko, Sr. Director	August 4, 2009

/s/ THOMAS M. KISHMAN Thomas M. Kishman Director	August 4, 2009

/s/ RALPH J. LOBER, II Ralph J. Lober, II President, Chief Executive Officer and Director	August 4, 2009

/s/ HARRY W. SCHMUCK, JR. Harry W. Schmuck, Jr. Director	August 4, 2009

/s/ JOHN E. TONTI John E. Tonti Director	August 4, 2009